EXHIBIT 5




                                                                  EXECUTION COPY

                        ASSIGNMENT AND JOINDER AGREEMENT


                  This ASSIGNMENT AND JOINDER AGREEMENT, dated as of October 8, 2004 (the "AGREEMENT"), by and among Jarden Corporation, a Delaware corporation (the "COMPANY"), Catterton Partners V, L.P. ("CATTERTON PARTNERs"), Catterton Partners V Offshore, L.P. ("CATTERTON OFFSHORE"), Catterton Coinvest I , L.L.C. ("CATTERTON COINVEST", and together with Catterton Partners and Catterton Offshore, "CATTERTON"), Warburg Pincus Netherlands Private Equity VIII C.V. I ("WPNPE VIII I"), Warburg Pincus Netherlands Private Equity VIII C.V. II ("WPNPE VIII II"), Warburg Pincus Germany Private Equity VIII KG ("WPGPE VIII") and Warburg Pincus Private Equity VIII, L.P. ("WP VIII", and together with WPNPE VIII I, WPNPE VIII II and WPGPE VIII, "WARBURG"). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement (as defined below).

                                    RECITALS

                  WHEREAS, the Company and WP VIII are parties to that certain Purchase Agreement, dated as of September 19, 2004 (the "PURCHASE AGREEMENT"), whereby the Company agreed to sell to WP VIII, and WP VIII agreed to purchase from the Company, the Securities, consisting of (i) 128,571 Series B Preferred Shares at a price of $1,000 per share, (ii) 200,000 Series C Preferred Shares at a price of $1,000 per share and (iii) 714,286 Common Shares at a price of $30.00 per share;

                  WHEREAS, the Company and Warburg desire that Warburg assign to Catterton certain rights, and that Catterton assume Warburg's related obligations, under the Purchase Agreement in connection with the purchase of the shares of Preferred Stock and Common Stock as set forth in APPENDIX A attached hereto (the "ASSIGNMENT");

                  WHEREAS, the Company desires to give its consent to, and to waive the restrictions on, assignment in the Purchase Agreement in order to permit the Assignment contemplated in this Agreement (the "CONSENT AND WAIVER");

                  WHEREAS, in order to induce Catterton to enter into this Agreement, the Company has agreed to grant to Catterton certain rights set forth herein with respect to Catterton's purchase of the Assigned Shares (as defined below) and certain other matters; and

                  WHEREAS, Catterton desires to accept the Assignment, upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

                  NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:




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         1. ASSIGNMENT, ASSUMPTION AND JOINDER.

                  (a) Warburg hereby assigns to Catterton its right under the Purchase Agreement to purchase from the Company the number of shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock of the Company set forth in APPENDIX A attached hereto (the "ASSIGNED SHARES") at the same price per share to be paid by Warburg for the shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock, respectively, pursuant to the Purchase Agreement. Warburg hereby represents and warrants to Catterton that the execution, delivery and performance of this Agreement by Warburg and the consummation of the transactions contemplated hereby have been duly authorized and that this Agreement constitutes the valid and binding obligations of Warburg enforceable against Warburg in accordance with its respective terms. Catterton hereby agrees to assume, be responsible for and perform the obligations relating to the Assigned Shares as if it were a party to the Purchase Agreement. The Company hereby releases Warburg and its Affiliates, representatives and managing entities from any liability or obligation relating to, or arising out of, such obligations.

                  (b) WPGPE, WPNPE VIII I and WPNPE VIII II (each a "WARBURG JOINING INVESTOR") hereby acknowledge and agree, severally, but not jointly and severally, that: (i) each Warburg Joining Investor shall be deemed an "Investor" for all purposes under the Purchase Agreement, and as such shall be severally, but not jointly and severally, bound to the obligations thereunder as if it were a party thereto and as such shall be responsible for its pro rata share of all obligations of the Investor thereunder; (ii) each Warburg Joining Investor shall be entitled to acquire its pro rata share of the shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock purchased by Warburg as set forth in Appendix B attached hereto; (iii) such Warburg Joining Investor shall execute and deliver all documents and instruments necessary to effect such purchase; and
(iv) any and all shares of Common Stock, Series B Preferred Stock or Series C Preferred Stock to be purchased by such Warburg Joining Investor shall be deemed shares of "Common Stock," "Series B Preferred Stock" or "Series C Preferred Stock," as the case may be, for all purposes under the Purchase Agreement, in each case as if such Warburg Joining Investor had been an Investor as of the date of the Purchase Agreement. The "pro rata" share of each Warburg Joining Investor and of WP VIII is set forth on Appendix B of this Agreement.


         2. CONSENT AND WAIVER. The Company hereby grants its consent to, and waives the restrictions on, assignment in the Purchase Agreement in order to permit the Assignment contemplated in this Agreement and pursuant to the Purchase Agreement.

         3. PURCHASE. Catterton hereby agrees with Warburg that, at the Closing, Catterton will purchase the Assigned Shares for an aggregate purchase price of $49,999,290 (the "CATTERTON PURCHASE PRICE") from the Company. Concurrent with the execution of this Agreement, subject to the conditions to the Funding in the Purchase Agreement being satisfied or waived (as determined in the sole discretion of Warburg, acting reasonably), Catterton will pay to Warburg the Catterton Purchase Price, which shall be held in accordance with the terms of the Escrow Agreement. Catterton will not be under any obligation to purchase the Assigned Shares at the Closing in accordance with the first sentence of this
Section 3 unless and until (i) the conditions in the Purchase Agreement to the Closing are satisfied or waived (it being understood

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that Warburg in its sole discretion acting reasonably shall determine whether such conditions are satisfied); PROVIDED that Warburg shall not (A) waive any of such conditions or amend or modify the Purchase Agreement in a manner that affects the rights and privileges of Catterton in a manner that is disproportionately adverse to the adverse effect such amendment or waiver has on Warburg unless Catterton has consented thereto in writing or (B) assign any of its rights under the Purchase Agreement (other than to an Affiliate Fund, provided that such Affiliate Fund agrees to perform the obligations of Warburg hereunder) unless Catterton has consented in writing (such consent not to be unreasonably withheld or delayed) and (ii) Warburg shall have made the deposits into the Escrow Account as required by the Escrow Agreement and, subject to the AHI Acquisition, Catterton and Warburg shall each have the right to receive the number of Securities set forth in APPENDIX A attached hereto (subject to adjustment as described herein and in the Purchase Agreement).

         4. REPRESENTATIONS AND WARRANTIES.

                  (a) REPRESENTATIONS AND WARRANTIES BY CATTERTON TO WARBURG. Catterton hereby incorporates by reference, and makes to Warburg and the Company, the representations and warranties set forth in, Sections 2.3(a) through 2.3(f) of the Purchase Agreement (other than the last sentence of Section 2.3(a)), except that all references to "the Agreement" shall mean this Agreement; all references to the "Investor" shall mean Catterton; the reference to "limited partnership" in the first sentence of Section 2.3(a) shall be changed to "an entity"; the words "or similar body" shall be added after the word "partnership" in the second sentence of Section 2.3(b) and the words "by any of the partners" shall be deleted and replaced with the words "with respect to such Investor" in the same sentence; the words "similar applicable document or" shall be added at the end of sub-clause (A) in the second paragraph of
Section 2.3(b); all references to the "Securities" in Section 2.2(d) shall mean the "Assigned Shares"; the reference to "compliance with HSR" shall be deleted and each reference to "the Transaction Documents", "and thereunder" and "and thereby" shall mean this Agreement.

                  (b) REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The Company hereby incorporates by reference, and makes to Catterton, the representations and warranties set forth in Section 2.2 of the Purchase Agreement; provided that each of the parties to this Agreement acknowledges and agrees that the reference to "the Closing" in Section 2.2(p)(6) of the Purchase Agreement shall be replaced by "the AHI Acquisition". In addition, the Company hereby represents and warrants to Catterton and Warburg that no Bank Consent is required on the part of the Company in connection with the transactions contemplated by this Agreement. The Company hereby acknowledges and agrees that "Share Base" (as used in the Purchase Agreement) shall be deemed to refer to the Securities purchased by Warburg in the amounts set forth in APPENDIX A attached hereto under the column entitled "No. of Securities to be Purchased by Warburg" rather than in the amounts set forth in the Purchase Agreement.

         5. COVENANTS.

                  (a) Catterton agrees with Warburg that it will take all of the actions to which Warburg has bound itself in Section 3.1(a) and 3.1(b).

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                  (b) The Company agrees with Catterton that Catterton shall be a third party beneficiary of the covenants set forth in Section 3.1(c), the first sentence of Section 3.1(d) and Section 3.5(a) as if Catterton was an "Investor", as that term is defined in the Purchase Agreement, and shall have the right to enforce such covenants against the Company as if it were a party to the Purchase Agreement.

                  (c) From the date hereof until the date when the Assigned Shares owned by Catterton represent less than 25% of the Catterton Share Base (a "CATTERTON QUALIFYING OWNERSHIP INTEREST"), and for so long as the rights under
Section 3.3 of the Purchase Agreement shall be in effect with respect to the Investor, the Company will ensure that upon reasonable notice, the Company and its subsidiaries will afford to Catterton and its representatives (including, without limitation, officers and employees of Catterton, and counsel, accountants and other professionals retained by Catterton) such access during normal business hours to its books, records (including, without limitation, tax returns and appropriate work papers of independent auditors under normal professional courtesy), properties and personnel and to such other information as the Catterton Investors may reasonably request, including access to any such materials pertaining to AHI or the AHI Acquisition. All requests for access and information shall be coordinated through senior corporate officers of the Company. The "CATTERTON SHARE BASE" equals the number of Series B Preferred Shares that would have been purchased by Catterton at the Closing if the mandatory conversion of the shares of Series C Preferred Stock would have occurred prior to the Closing (or such number of Common Shares represented by such Series B Preferred Shares on an as converted basis) without regard to any limitation on such conversion.

                  (d) Catterton hereby agrees that it shall comply with the obligations of an "Investor" in Section 3.3(b) of the Purchase Agreement.

         6.       STANDSTILL AGREEMENT.

                  (a) Catterton agrees that until the fifth anniversary of the Closing Date, without the prior approval of the Company, Catterton will not, directly or indirectly, through its Affiliates or associates or any other persons, or in concert with any person, (i) purchase or otherwise acquire beneficial ownership (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange
Act) that would result in Catterton and its Affiliates having beneficial ownership of more than 5% of the outstanding shares of voting stock or Common Stock of the Company, assuming the conversion into Common Stock of the Preferred Stock of the Company (it being agreed that the foregoing shall not restrict Catterton from receiving shares as a result of a dividend or distribution in respect of previously owned shares), (ii) enter into or publicly propose to enter into, directly or indirectly, any merger or other business combination, acquisition of assets or similar transaction or change or control involving the Company or any Company Subsidiary, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of, any securities of the Company or any Company Subsidiary, (iv) call, or seek to call, a meeting of the Company's stockholders or initiate any stockholder proposal for action by stockholders of the Company, (v) bring any action or otherwise act to contest the validity of this Section 6(a) or seek a release of the restrictions

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contained herein, (vi) form, join or in any way participate in a "group" (within the meaning of Sections 13(d)(3) of the Exchange Act) with respect to any securities of the Company or any Company Subsidiary, (vii) seek the removal of any directors from the Board of Directors or a change in the size or composition of the Board of Directors (including, without limitation, voting for any directors not nominated by the Board of Directors), (viii) propose or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person regarding any possible purchase or sale of any securities or assets of the Company or any Company Subsidiary (other than Securities owned by the Investor or any of its Affiliates), (ix) disclose any intention, plan or arrangement inconsistent with the foregoing, (x) take, or solicit, propose to or agree with any other person to take, any similar actions designed to influence the management or control of the Company, (xi) advise, assist or encourage any other persons in connection with any of the foregoing or (xii) make, or take any action that would reasonably be expected to cause, the Company to make a public announcement regarding any intention of the Investor to take an action that would be prohibited by the foregoing. Notwithstanding the foregoing, the parties hereby agree that nothing in this
Section 6(a) shall apply to any portfolio company in which Catterton has less than 50% voting control, provided that Catterton does not provide to such entity any non-public information concerning the Company or any Company Subsidiary and such portfolio company is not acting at the request or direction of Catterton.
In the event that the Company shall fail to comply with any of its dividend or other payment obligations under the Certificate of Designations relating to the Series B Preferred Stock or the Certificate of Designations relating to the Series C Preferred Stock and the Company fails to comply with such obligation within three business days after Catterton shall have notified the Company in writing of such non-compliance, this Section 6(a) shall forthwith become wholly void and of no further force and effect, and the rest of this Agreement shall remain in full force and effect.

                  (b) The Company and Warburg hereby agree that the reference to "35%" in clause (i) of Section 4.1(a) of the Purchase Agreement and in Exhibit 5 thereof shall be amended to "30%". For the avoidance of doubt, the term "Investor" as used in Section 4.1(a) of the Purchase Agreement shall refer to Warburg.

         7. REGISTRATION RIGHTS. The parties hereto hereby agree that Catterton shall be deemed to be an "Investor" for purposes of Section 4.2 of the Purchase Agreement (including Exhibit 3 attached thereto) and shall be entitled to all rights and subject to all obligations set forth therein as if it were a party to the Purchase Agreement.

         8. PREEMPTIVE RIGHTS. For so long as Catterton owns Securities representing the Catterton Qualifying Ownership Interest , and for so long as the rights under Section 4.3 of the Purchase Agreement shall be in effect with respect to the Investor, the Company and Catterton hereby agree that Catterton shall be deemed to be an "Investor" for purposes of Section 4.3 of the Purchase Agreement and shall be entitled to all rights set forth therein as if it were a party to the Purchase Agreement.

         9. GOVERNANCE MATTERS.

                  (a) The Company further agrees that, subject to Section 9(b) below, when the

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Company seeks a new independent director to serve as the ninth director on the
Board of the Company, Catterton shall have the right to approve the independent director of the Company to be proposed by the Nominating Committee (such approval not to be unreasonably withheld).

                  (b) If Catterton at any time beneficially owns less than 75% of the Assigned Shares, then Catterton's approval rights pursuant to Section 9(a) above shall terminate.

         10. LEGEND.

                  (a) Catterton agrees that all certificates or other instruments representing the Assigned Shares will bear a legend substantially identical to the legend set forth in Section 4.5(a) of the Purchase Agreement.

                  (b) Upon request by Catterton to effect a sale of any Assigned Shares, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that Catterton or its Transferee is not an "affiliate" and has not been an "affiliate" (within the meaning of Rule 144 promulgated under the Securities Act) for the preceding three months, the Company shall promptly cause any legend to be removed from any certificate for any Assigned Shares so to be Transferred. Catterton acknowledges that the Assigned Shares have not been registered under the Securities Act or under any state securities laws and agrees severally, but not jointly and severally, that it will not sell or otherwise dispose of any of the Assigned Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

         11. RESERVATION FOR ISSUANCE. The Company will reserve that number of
(x) Common Shares sufficient for issuance upon conversion of Preferred Shares owned at any time by Catterton and (y) Series B Preferred Shares sufficient for issuance upon conversion of Series C Preferred Shares owned at any time by Catterton without regard to any limitation on such conversion.

         12. CERTAIN TRANSACTIONS. The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

         13. RESTRICTIONS ON TRANSFERS. Catterton shall not Transfer any Preferred Stock to any Transferee if such Transferee (i) is a Company Competitor or (ii) has not executed a joinder agreement pursuant to which it has agreed to be bound by this Agreement to the same extent as the respective Transferor as if it were a party hereto; PROVIDED that the foregoing transfer restrictions shall not apply to Transfers (1) pursuant to a merger, tender offer or other business combination, acquisition of assets or similar transaction or change or control involving the Company or any Company Subsidiary, provided that such transaction described in this clause (1) has been approved by the Company's Board of Directors or (2) a bona fide pledge to a financial institution which does not permit the financial institution to foreclose on such to shares of Preferred Stock without conversion (each, a "PERMITTED TRANSFER"). For purposes of this Section

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12, (i) "TRANSFER" shall mean any sale, transfer, assignment, pledge or other disposition or encumbrance (and "TRANSFEROR" and "TRANSFEREE" shall have correlative meanings) and (ii) "COMPANY COMPETITOR" shall mean any person that derives more than 10% of such persons' total annual revenues for its most recently completed fiscal year from a business that competes in a material way with a business that represents more than 5% of the consolidated revenues of the Company and its subsidiaries for its most recently completed fiscal year. Notwithstanding the foregoing, the parties acknowledge and agree that Catterton may assign a portion of its rights and obligations under this Agreement to one or more of its Affiliate funds, provided that, as a condition to such transfer, any such Affiliate must execute and deliver to the Company a joinder agreement pursuant to which such Affiliate shall agree to be bound (severally, but not jointly and severally) by this Agreement as if it were a party hereto and in such case such Affiliate shall become responsible for its pro rata share of all obligations of Catterton hereunder, and the transferor Investor shall be relieved of such acquired obligations. The term "Catterton" will be deemed to include such Affiliate funds that acquire Securities pursuant to this Agreement.

         14. PROXY. At the Closing, each of Catterton V, Catterton Offshore and Catterton Coinvest shall execute and deliver to the Company a proxy, substantially in the form of Exhibit 6 to the Purchase Agreement, to vote all Assigned Shares at the Meeting or at any adjournment or postponement thereof or at any subsequent meeting at which the stockholders shall vote to approve the Shareholder Approvals, in favor of the matters subject to the Shareholder Approvals and increasing the Company's authorized common stock to a number not more than 100,000,000 shares. Catterton acknowledges that the Company intends to propose a 2005 stock incentive plan (the terms of which have not been developed) for shareholder approval at the Meeting. Catterton shall not transfer the Assigned Shares without the Transferee executing and delivering a similar proxy to the Company.

         15. WITHHOLDING. The Company shall be entitled to deduct and withhold from amounts payable to Catterton in respect of the Assigned Shares such amounts as it is required to deduct and withhold under applicable law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes as having been paid to Catterton in respect of which such deduction and withholding was made by the Company. Prior to Catterton receiving any Assigned Shares, Catterton shall deliver to the Company a duly executed IRS Form W-9 or the appropriate IRS Form W-8, as applicable, and such other IRS forms as may reasonably requested by the Company from time to time. Catterton shall update all such IRS Forms, as appropriate, from time to time.

         16. TERMINATION. In the event that the Purchase Agreement is terminated in accordance with Section 5.1 thereof or the Cash Proceeds are otherwise distributed to Warburg in accordance with the terms of the Escrow Agreement for any reason, Warburg shall promptly after receipt of funds pursuant to the terms of the Escrow Agreement return the Catterton Purchase Price (or such pro rata portion of the Catterton Purchase Price payable to Catterton out of the funds received pursuant to the Escrow Agreement based on the equity committed to the purchase of the Securities by Warburg and Catterton) to Catterton, along with its pro rata portion of any interest earned on the Cash Proceeds. If the Purchase Agreement is terminated, this Agreement (other than Section 2 (with respect to actions taken prior to such termination), Section 5(d) and Section
17) shall automatically terminate and be of no further force and effect without further action by the parties hereto.

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         17. MISCELLANEOUS.

                  (a) SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS, ETC. Each of the representations and warranties set forth in this Agreement or incorporated herein by reference to the Purchase Agreement shall survive the Closing but only for a period of 18 months following the Closing Date and thereafter shall expire and have no further force and effect; PROVIDED that the representations and warranties in Section 2.2(c) and (d) of the Purchase Agreement, shall survive indefinitely. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

                  (b) AMENDMENT. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party. Warburg hereby agrees that, after the Closing, it shall not, without the prior written consent of Catterton, agree to any amendment or waiver of the Purchase Agreement if such amendment or waiver affects the rights and privileges of Catterton in a manner that is disproportionately adverse to the adverse affect such amendment or waiver has on Warburg.

                  (c) COUNTERPARTS AND FACSIMILE. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

                  (d) GOVERNING LAW; JURISDICTION. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

                  (e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  (f) NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. All notices required to be delivered to either Warburg or the Company under this Agreement shall be delivered to the

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persons designated in 6.7 of the Purchase Agreement. All notices required to be delivered to Catterton, or to an "Investor" under the Purchase Agreement, shall be sent to:

                                    Catterton Partners
                                    599 West Putnam Avenue
                                    Greenwich, CT 06830
                                    Telecopy:  (203) 629-4903
                                    Attn:   Marc Cummins

                      with a copy to:

                                    Latham & Watkins LLP
                                    555 Eleventh Street, N.W.
                                    Washington, D.C. 20004-1304
                                    Telecopy:  (202) 637-2201
                                    Attn:   Eric A. Stern, Esq.

                  (g) ENTIRE AGREEMENT, ASSIGNMENT, ETC. This Agreement (including any exhibits and appendices) and the Purchase Agreement (including the Exhibits and Disclosure Schedules thereto) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties and their respective affiliates, with respect to the subject matter hereof. Subject to Section 12 hereto, this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void) without the prior written consent of the other parties hereto. Notwithstanding any other provision contained in this Agreement, the obligations of Catterton and Warburg, in their capacities as "Investors" under the Purchase Agreement and this Agreement, are the obligations of such Investors severally, but not jointly and severally.

                  (h) CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

                  (i) SEVERABILITY. If any provision of this Agreement or the application thereof to any person (including, without limitation, the officers and directors of party hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

                  (j) NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto

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or permitted Transferees of Catterton or Warburg, any benefit right or remedies, except that the provisions of Section 7 shall inure to the benefit of the persons referred to in that Section.

                  (k) SPECIFIC PERFORMANCE. The transactions contemplated by this Agreement are unique. Accordingly, the parties hereto acknowledge and agree that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party hereto is not in material default hereunder. The parties hereto agree that, if for any reason a party shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party may have against another party for any failure to perform its obligations under this Agreement including the right to seek damages for a material breach of any provision of this Agreement.

                  (l) CERTAIN ADJUSTMENTS. The parties recognize that the terms of the Assigned Shares, the Purchase Agreement and this Agreement provide for a variety of antidilution, preemptive and other similar rights and adjustments. It is the parties' intention that these rights and adjustments shall be given effect in a manner that produces fair and equitable results in the circumstances. In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Common Shares payable in Common Shares,
(B) subdivide the outstanding Common Shares, (C) combine the outstanding Common Shares into a smaller number of Common Shares or (D) issue any shares of its capital stock in a reclassification of the Common Shares (including any such reclassification in connection with a share exchange, consolidation or merger in which the Company is the continuing or surviving corporation)(whether or not permitted by this Agreement), except as otherwise set forth herein, the prices, price ranges and trigger points in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that Catterton after such time shall be entitled to purchase the aggregate number and kind of shares of capital stock which, had the respective transaction contemplated by this Agreement taken place immediately prior to such date, Catterton would have entitled to acquire upon consummation of such transaction or been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.

                  (m) DAMAGES FOR BREACHES. Each of Warburg and Catterton agrees that, for so long as each such party is not in material violation of this Agreement or the Purchase Agreement, such party shall pay over to the other party its pro rata share of any payments, net of any expenses incurred in obtaining such payment, in respect of breaches or defaults under the Purchase Agreement made to or for the benefit of such party under this Agreement or the Purchase Agreement, as the case may be (other than any expense reimbursement payment used to pay actual out-of-pocket expenses incurred by or on behalf of such party in connection with the transactions contemplated by this Agreement or the Purchase Agreement); PROVIDED, that Warburg and Catterton shall be obligated to make such payments only in respect of damages or other remedies actually incurred by the other party relating to the same right or privileges granted to both parties under the Purchase Agreement or this Agreement; and PROVIDED FURTHER that, Warburg shall only be required to make payments to Catterton pursuant to this Section 17(m) only if Catterton would have had the same right to sue, or other entitlement to remedies, as Warburg assuming Catterton were an Investor under, and party to, the Purchase Agreement. Such pro rata amount shall be calculated based on the equity committed to the purchase of the Securities by Warburg and Catterton.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.


                                            JARDEN CORPORATION



                                            By:  /s/ Desiree DeStefano
                                               ---------------------------------
                                                 Name: Desiree DeStefano
                                                 Title: Senior Vice President

                                            CATTERTON PARTNERS V, L.P.
                                            CATTERTON PARTNERS V
                                                 OFFSHORE, L.P.

                                            By:  Catterton Managing Partner V,
                                                 L.L.C., General Partner
                                            By:  CP5 Principals, L.L.C.,
                                                 Managing Member


                                            By:  /s/ Marc Cumming
                                               ---------------------------------
                                                 Name: Marc Cumming
                                                 Title: Managing Partner

                                            CATTERTON COINVEST I, L.L.C.

                                            By:  Catterton Partners V Management
                                                 Company, L.L.C., Managing
                                                 Member


                                            By:  /s/ Marc Cumming
                                               ---------------------------------
                                                 Name: Marc Cumming
                                                 Title: Managing Partner

                                            WARBURG PINCUS
                                               PRIVATE EQUITY VIII, L.P.

                                            By:  WARBURG, PINCUS & CO.,
                                                 its General Partner



                                            By:    /s/ Charles R. Kaye
                                                --------------------------------
                                                 Name: Charles R. Kaye
                                                 Title: General Managing Partner

                                            WARBURG PINCUS NETHERLANDS
                                                PRIVATE EQUITY VIII C.V. I,

                                            By:  WARBURG, PINCUS & CO.,
                                                 its General Partner



                                            By:    /s/ Charles R. Kaye
                                                --------------------------------
                                                 Name: Charles R. Kaye
                                                 Title: General Managing Partner

                                            WARBURG PINCUS NETHERLANDS
                                               PRIVATE EQUITY VIII C.V. II

                                            By:  WARBURG, PINCUS & CO.,
                                                 its General Partner



                                            By:    /s/ Charles R. Kaye
                                                --------------------------------
                                                 Name: Charles R. Kaye
                                                 Title: General Managing Partner

                                            WARBURG PINCUS GERMANY
                                               PRIVATE EQUITY VIII KG

                                            By:  WARBURG, PINCUS & CO.,
                                                 its General Partner



                                            By:    /s/ Charles R. Kaye
                                                 -------------------------------
                                                 Name: Charles R. Kaye
                                                 Title: General Managing Partner

                                                                      APPENDIX A



                                 ASSIGNED SHARES

   TYPE OF SECURITY        NO. OF SECURITIES TO BE     NO. OF SECURITIES TO BE
                            PURCHASED BY CATTERTON       PURCHASED BY WARBURG


Total Series B Preferred,          18,367.00                  110,204

of which:

Catterton Partners                 74.77%
Catterton Offshore                 24.43%
Catterton Coinvest                 0.80%

Total Series C Preferred,          28,571.00                  171,429

of which:

Catterton Partners                 74.77%
Catterton Offshore                 24.43%
Catterton Coinvest                 0.80%

Total Common Stock,                102,041.00                 612,245

of which:

Catterton Partners                 74.77%
Catterton Offshore                 24.43%
Catterton Coinvest                 0.80%

                                                                      APPENDIX B


WARBURG ENTITY                                               PERCENTAGE INTEREST
--------------                                               -------------------

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.                                 96.910%
WARBURG PINCUS NETHERLANDS PRIVATE EQUITY VIII I, C.V.                    1.648%
WARBURG PINCUS NETHERLANDS PRIVATE EQUITY VIII II, C.V.                   1.161%
WARBURG PINCUS GERMANY PRIVATE EQUITY VIII K.G.                           0.281%














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